Exhibit 10(o)

December 4, 2008

Mr. Louis J. Briskman

c/o CBS Corporation

51 West 52nd Street

New York, NY 10019

Dear Mr. Briskman:

This letter serves to modify, for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), certain provisions of your employment agreement, dated September 16, 2008 (“Employment Agreement”).  Capitalized terms used in this letter agreement without definition have the meanings assigned to them in the Employment Agreement.  This letter, when fully executed below, shall amend your Employment Agreement as follows:

1.             The first sentence following subparagraph 7(ii) of your Employment Agreement shall be amended in its entirety to read as follows:

“Bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, between January 1st and February 28th of the calendar year following the calendar year to which such bonus compensation relates.”

2.             Paragraph 8(d)(ii) of your Employment Agreement shall be amended in its entirety to read as follows:

“(ii)                        eighteen (18) months of the greater of (x) Target Bonus in effect on the date of your termination of employment (ignoring any reduction in your Target Bonus prior to such date that constituted Good Reason) and (y) the average of your actual annual bonus awards for the two calendar years immediately preceding the calendar year in which your employment is terminated (such calendar year, the “Termination Year”), determined and paid as follows:

a.                                       for the Termination Year, an amount equal to the greater of (x) Target Bonus in effect on the date of your termination of employment (ignoring any reduction in your Target Bonus prior to such date that constituted Good Reason) and (y) the average of your actual annual bonus awards for the two calendar years immediately preceding the Termination Year (such amount, the “Separation Bonus Amount”), prorated for the number of calendar days remaining in the Termination Year, and payable between January 1st and February 28th of the calendar year following the Termination Year; provided, however, that if (x) you are a “specified employee” (within the meaning of Code Section

Mr. Louis J. Briskman

December 4, 2008

409A and determined pursuant to procedures adopted by CBS) at the time of your termination, (y) your date of termination pursuant to paragraph 8(b) or (c) occurs after June 30th of the Termination Year, and (z) the prorated Separation Bonus Amount described in this paragraph 8(d)(ii)(a) is determined to constitute deferred compensation (within the meaning of Code Section 409A), then such prorated Separation Bonus Amount shall not be paid to you until the first business day of the seventh month following the month in which your termination of employment occurs or your death, if earlier.  Each payment pursuant to this paragraph 8(d)(ii) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A;

b.             for the calendar year following the Termination Year, an amount equal to the Separation Bonus Amount, payable between January 1st and February 28th of the second calendar year following the Termination Year; provided, however, that if the 18th month anniversary of the date of your termination of employment (the “18th Month Anniversary”) occurs in the calendar year following the Termination Year, then the Separation Bonus Amount shall be prorated for the number of calendar days in the calendar year following the Termination Year that occur on or before the 18th Month Anniversary; and

c.             if the 18th Month Anniversary occurs in the second calendar year following the Termination, an amount equal to the Separation Bonus Amount, prorated for the number of calendar days in the second calendar year following the Termination Year that occur on or before the 18th Month Anniversary, and payable between January 1st and February 28th of the third calendar year following the Termination Year.”

3.             Paragraph 8(d)(v)c. of your Employment Agreement shall be amended in its entirety to read as follows:

“c.           All awards of restricted share units (the “RSUs”) that would otherwise vest on or before the end of an eighteen (18) month period following the date of your termination shall accelerate and vest immediately on the date of termination and be settled within ten (10) business days thereafter; provided, however, that to the extent the vesting of any such RSUs is contingent upon satisfaction of specified performance criteria in accordance with the requirements of Internal Revenue Code Section 162(m) (“Code Section 162(m)”), such RSUs shall vest if and when the CBS Compensation Committee (or other committee or individual(s) designated by the CBS Board of Directors) determines that the performance criteria relating to such RSUs has been met and will be settled within ten (10) business days thereafter; provided, further, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the

Mr. Louis J. Briskman

December 4, 2008

time of your termination and any portion of your RSUs that would otherwise be settled during the six-month period following your termination of employment constitutes deferred compensation (within the meaning of Code Section 409A), such portion shall be settled on the earlier of (i) the first business day of the seventh month following the month in which your termination of employment occurs or (ii) your death.”

4.         The penultimate sentence of paragraph 9 of your Employment Agreement shall be amended in its entirety to read as follows:

“In the event of your death after termination of your employment while you are entitled to receive compensation under paragraph 8(d), your beneficiary or estate shall receive (x) any Salary payable under paragraph 8(d)(i), less applicable deductions and withholding taxes, in accordance with the schedule set forth therein; and (y) any bonus compensation under paragraph 8(d)(ii) to the extent not already paid to you, payable, less applicable deductions and withholding taxes, between January 1st and February 28th of the calendar year following the calendar year in which your death occurs.”

Except as otherwise provided herein, your Employment Agreement shall continue in full force and effect in accordance with its terms.

To acknowledge your agreement to the foregoing, please sign, date and return this letter to me or to Stephen D. Mirante, Senior Vice President, Human Resources Specialty Services.

Very truly yours,

CBS CORPORATION

By:	/s/ Angeline C. Straka
Angeline C. Straka
Senior Vice President
Deputy General Counsel and Secretary,
CBS Corporation

Accepted and Agreed:

/s/ Louis J. Briskman
Louis J. Briskman

Dated:	Dec. 17, 08